CREDIT AGREEMENT

This Credit  Agreement  (the  "Agreement")  is entered into as of the 29thday of
September,   1997,  by  and  among  GLOBE  BUSINESS  RESOURCES,  INC.,  an  Ohio corporation formerly known as and doing business as Globe Furniture Rentals ("Borrower"), THE FIFTH THIRD BANK, an Ohio banking corporation ("Fifth Third") and PNC BANK, OHIO, NATIONAL ASSOCIATION, a national banking association ("PNC"), as lenders (collectively, the "Banks" and each a "Bank"), and THE FIFTH THIRD BANK, in its capacity as Agent for the Banks (the "Agent").

                              W I T N E S S E T H :

Section 1.     Definitions.

Certain capitalized terms have the meanings set forth on Exhibit 1 hereto. All financial terms used in this Agreement but not defined on Exhibit 1 have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Ohio Uniform Commercial Code.

Section 2.     Loans.

     2.1.  Revolving Credit Loans.

          (a) Subject to the terms and conditions hereof, a line of credit facility (the "Facility") is hereby established pursuant to which each Bank hereby severally agrees to make revolving loans (the "Loans") to Borrower at Borrower's request from time to time during the term of this Agreement in an aggregate amount not to exceed $30,000,000 minus the face amounts outstanding under any Letter(s) of Credit. Agent may create and maintain reserves from time to time based on such credit considerations as Agent may reasonably deem appropriate. Borrower may borrow, prepay and reborrow hereunder, provided that the principal amount of all Loans outstanding at any one time shall not exceed $30,000,000; if the amount of the Loans outstanding at any time exceeds $30,000,000, Borrower shall immediately pay the amount of such excess to Agent for the account of Banks in immediately available funds. Loans will be made ratably by the respective Banks in proportion to their respective Revolving Credit Commitment Percentages set forth in Section 2.1 (b), and repayments of Loans shall be for the account of the respective Banks in the same proportion (subject to the provisions of this Agreement relating to Defaulting Banks).

          (b) The Revolving Credit Commitment and Revolving Credit Commitment Percentage of each Bank and the Total Revolving Credit Commitment are as set forth below:

            The Fifth Third Bank                    $20,000,000    66.67%

            PNC Bank, Ohio, National Association    $10,000,000    33.33%

            Total Revolving Credit Commitment       $30,000,000   100.00%

          (c) If Agent advances to Borrower any portion of a Loan requested by Borrower before the corresponding amount has been received by Agent from the Bank which is to send such moneys to Agent, and Agent does not receive the corresponding amount from the relevant Bank when due, then the relevant Bank shall immediately pay such sum to Agent, with interest at the rate set forth in Section 3.1 of this Agreement; and upon demand from Agent, but without prejudice to Borrower's rights with respect to the relevant Bank, Borrower shall repay to Agent the amount not paid to Agent by such Bank, with interest at the rate applicable for Loans. If any Bank fails to make a Loan to be made by it hereunder, no other Bank shall be responsible for such failure or be required to advance such sum to Borrower.

          (d) Borrower may request a Revolving Loan by utilizing the commercial sweep, or by written or telephone notice to Agent. Agent will make Revolving Loans by crediting the amount thereof to Borrower's account with Agent. The proceeds of the Revolving Loans will be used for general working capital and capital expenditures as permitted herein.

          (e) On the date hereof, Borrower will duly issue and deliver to each Bank a Revolving Note in the form of Exhibits 2.1(e) (i) and (ii) respectively (collectively the "Revolving Notes" and each a "Revolving Note") in the principal amount of such Bank's Revolving Credit Commitment and each Revolving Note shall bear interest as set forth in the respective Revolving Notes.

          (f) Advances made to Borrower under the Facility will be made first under the Revolving Notes in proportional amounts based upon each Bank's Revolving Credit Commitment Percentage.

          (g) The Borrower shall have the right to prepay the indebtedness represented by the Revolving Notes, in whole at any time or in part from time to time, without premium or penalty.

          (h) The term of the Facility will expire on September 30, 2000 and the Revolving Notes will become payable in full on that date. So long as no Event of Default has occurred and Borrower's consolidated financial condition and business prospects have not deteriorated in any material respect, Banks will, in good faith, consider renewing the term of the Facility for additional periods beyond the original maturity date of the Facility. However, if Borrowers meet the above-mentioned conditions, Banks will be under no obligation to renew this Facility.

     2.2 Letter of Credit Facility.

          (a) Agent and Banks hereby agree to grant to Borrower a letter of credit facility (the "Letter of Credit Facility") under which Borrower may, from time to time, obtain standby letters of credit and commercial letters of credit from Bank (the "Letters of Credit" and individually a "Letter of Credit") in an aggregate amount not to exceed $500,000 outstanding at any one time (the "Letter of Credit Facility"). The Letters of Credit shall be in favor of such beneficiaries and for such purposes as an authorized representative of Borrower specifies, shall have such expiration dates as Agent and Borrower agree (provided that no Letters of Credit shall have a term beyond September 30, 2000), and shall otherwise be in such form and substance as Agent and Borrower agree. Borrower may be entitled to obtain Letters of Credit from Agent only if (i) Borrower is then entitled to obtain additional Loans from Agent pursuant to this Section 2.1 (a), and
     (ii) the other conditions of this Agreement have been satisfied as if Borrower was obtaining a Loan.

          (b) Borrower agrees to pay to Agent for the pro-rata benefit of each Bank, a non-refundable fee of one percent (1.00%) per annum of the amount of each new standby Letter of Credit or each extension of the expiration date of a standby Letter of Credit. Borrower agrees to pay Agent for the pro-rata benefit of each Bank, a non-refundable fee for each new commercial Letter of Credit or each extension of a commercial Letter of Credit based upon Agent's Letter of Credit Fee Schedule to be delivered to Borrower from time to time. The fee shall be payable on or before the issuance of each Letter of Credit.

          (c) Amounts equal to the then current face amount of all outstanding Letters of Credit will be reserved from Borrower's availability under the Facility. In the event that Agent pays any amount under or on account of a Letter of Credit issued by it (the payment by Agent under or on account of the Letter of Credit being herein called a "Draw"), advances shall be made by Agent to Borrower from amounts available under the Facility in a total amount equal to the amount of such Draw. Such advances shall be evidenced by each Bank's Revolving Note in accordance with each Bank's Revolving Credit Commitment. Borrower hereby irrevocably requests that such advances be made from the proceeds of the Notes and irrevocably authorizes Agent to apply the proceeds of such advances to immediately reimburse Agent for the amount of the Draws.

          (d) The obligations of Borrower to Agent and Banks under this Agreement with respect to the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of the Agreement, under all circumstances whatsoever.

          (e) Prior to the date of issuance of any Letter of Credit, Borrower agrees to execute a Letter of Credit Application for each Letter of Credit (the "Applications"). The obligations of Borrower with respect to each Letter of Credit shall include the terms of the application for such Letter of Credit and any other documentation executed between Agent and Borrower with respect to such Letters of Credit.

     2.3  Adjustments.

          (a) On each Settlement Date, Agent will determine the Settlement Amount and notify Banks of the amount thereof. On the next succeeding business day either (i) each Bank will pay Agent the amount of any increase in the Settlement Amount from the last Settlement Date, or (ii) Agent will pay Banks the amount of any decrease in the Settlement Amount from the last Settlement Date.

          (b) On the first business day after Agent receives from Borrower (i) any payment of interest, (ii) the Commitment Fee (as defined in Section 4.2), (iii) any payment of the Unused Facility Fee, or (iv) any payment of any Letter of Credit fees, Agent shall remit to each Bank its pro-rata share of such payments.

          (c) Each statement rendered by Agent in respect of payments made or funds remitted from Agent to Banks and from Banks to Agent will be final and binding on Banks, absent manifest error thereon, unless such Bank notifies Agent of any error within 120 days after the date when each such statement is mailed or otherwise delivered to Bank.

          (d) If any payment received by Agent is rescinded or otherwise required to be returned by Agent to or for the benefit of Borrower for any reason, Agent will not be required to remit any portion thereof to Banks, and, if Agent has remitted any portion thereof to Banks, Banks will, upon notice by Agent, immediately pay to Agent the amount of such payment remitted to such Bank by Agent, together with interest at such rate, if any, as Agent is required to pay thereon.

     2.4 Use of Proceeds. The proceeds of the Loans will be used to repay indebtedness of Borrower owed to Banks and Key Bank, N.A ("Key") under that certain Amended and Restated Credit Agreement, dated December 16, 1996 (the "Prior Financing"). However notwithstanding the foregoing, Banks currently have LIBOR contracts which will not expire prior to the execution of this Agreement and at the request of Borrower, Banks are willing to purchase certain LIBOR contracts of the Banks (but not those of Key) prior to the occurrence thereof with the proceeds of the Loans thereby insuring that such contracts may continue through their stated maturity. Borrower shall identify which LIBOR contracts that they wish to continue and which should be paid prior to their maturity .

3.      OTHER LOAN TERMS.

     3.1 Defaulting Bank. In the event that, at any time, any Bank shall be a Defaulting Bank, (a) a Defaulted Amount owed to Agent or another Bank shall bear interest at an annual rate equal to the Federal Funds Rate for the first three business days such Defaulted Amount is owing, and thereafter at a rate of 3% above the Federal Funds Rate, and (b) Agent may apply all monies that would otherwise be payable to the Defaulting Bank under the Loan Documents instead to the payment of any Defaulted Amounts owed to the following persons, in the following order of priority: first to Agent, then to the Banks, then to Borrower. In addition, a Person owed a Defaulted Amount may exercise all available remedies to collect such Defaulted Amount from the Defaulting Bank.

     3.2 Additional  Banks.

          (a) With the prior written consent of all Banks, one or more additional Persons (other than a Competitor of Borrower) may become Banks under this Agreement in order to increase the Revolving Credit Commitments or replace a portion of the Loans and the commitments of any Bank, subject to the following conditions:

               (i) Each prospective Bank shall duly authorize, execute and deliver to Agent an addendum to this Agreement in which such Person becomes a party to this Agreement and all Loan Documents to which the Banks are parties, makes the undertakings made by Banks herein, and agrees to perform all its obligations as a Bank under this Agreement and all such documents and be bound by the term of this Agreement and all such documents; and

               (ii) Borrower shall duly authorize, execute and deliver to Agent such addendum and authorize, execute and deliver to the prospective Bank a Revolving Note in a maximum principal amount equal to the Revolving Credit Commitment amount of such prospective Bank and if applicable execute and deliver to the Bank reducing its Revolving Credit Commitment an amended and restated Revolving Note.

          (b) At any time during the term hereof, without the prior consent of the other Banks or Agent, each Bank may sell to any Person which is not related to such Bank, an interest in the Loans and such Bank's Revolving Credit Commitment, in a minimum amount of $2,000,000, provided such Person is not a Competitor of Borrower and possesses assets at least equal to $1,000,000,000 and provided the selling Bank notifies the Agent and the other Banks in writing prior to the date of such transfer. Such right may be exercised by each Bank only once during the term hereof. Borrower agrees to execute any additional Revolving Notes, such amendments to this Agreement and any amended and restated Revolving Notes as may be required to properly evidence such sale and transfer.

          (c) At any time during the term hereof, without the prior consent of the other Banks or Agent, each Bank may sell to any bank which is wholly owned by such Bank or is wholly owned by the corporation owning all of the outstanding common capital stock of such selling Bank, an interest in the Loans and such Bank's Revolving Credit Commitment, in a minimum amount of $2,000,000, provided such Bank possesses assets of at least $1,000,000,000 and provided the selling Bank notifies the Agent and the other Banks in writing prior to the date of such transfer. Borrower agrees to execute any additional Revolving Notes, such amendments to this Agreement and any amended and restated Revolving Notes as may be required to properly evidence such sale and transfer.

          (d)  At  any  time  during  the  term  hereof,   each  Bank  may  sell
     participation interests to other Persons (other than a Competitor of Borrower) with the prior written consent of the Agent and the other Banks.

          (e) Agent agrees that, during the term hereof, the Revolving Credit Commitment Percentage of the Agent shall at all times be at least equal to the lesser of (i) $9,000,000 of the Facility or (ii) 20% of the aggregate amount of all of the Revolving Credit Commitments of all Banks. Notwithstanding the foregoing, Agent may participate its Revolving Credit Commitment and Revolving Credit Commitment Percentage to Fountain Square Commercial Funding Corporation without transferring any of its responsibilities or obligations as Agent.

When the conditions set forth in paragraphs (a), (b) (c) or (d) have been fulfilled, the prospective Bank shall become a Bank for all purposes and Agent shall issue to Borrower and Bank a written statement indicating the amount of the Revolving Credit Commitment of each Bank and the Revolving Credit Commitment Percentage of each Bank, including the prospective Bank, and stating that date of which such conditions were fulfilled. On the date such new Person becomes a Bank, it shall fund Loans equal to its Revolving Credit Commitment Percentage of Loans outstanding on that date.

Section 4.     Fees.

     4.1 Unused Facility Fee. Borrower shall pay to Agent for the pro rata account of Banks (based on each Bank's Revolving Credit Commitment Percentage) an amount equal to .20% per annum of that portion of the Facility that is not outstanding on each day (the "Unused Facility Fee"), which will be payable on the first (1st) day of each calendar month in arrears for the previous calendar month with a final payment on the termination of this Agreement.

     4.2 Commitment Fee. On the execution date of this Agreement, Borrower shall pay to Agent for the pro rata account of Banks a closing fee in the amount of $75,000 (the "Commitment Fee").

Section 5.     Representations And Warranties.

     In order to induce Agent and Banks to enter into this Agreement, Borrower hereby makes on its own behalf and on behalf of each of the Restricted Subsidiaries the following representations and warranties to Agent and Banks:

     5.1 Organization and Qualification. Borrower and each Restricted Subsidiary is a duly organized, validly existing corporation or limited liability company, as applicable, in good standing or with active status under the laws of the State of their organization. Borrower has the power and authority (corporate and otherwise) to carry on its business and to enter into and perform this Agreement, the Notes and the other Loan Documents, is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required and in which the failure to be so qualified would have a material adverse effect on the Borrower taken as a whole. The historical information provided by or on the behalf of Borrower and each Restricted Subsidiary to Agent and Banks with respect to Borrower and each Restricted Subsidiary and its respective operations is true and correct in all material respects.

     5.2. Due Authorization. The execution, delivery and performance by Borrower of this Agreement, the Notes and the other Loan Documents have been duly authorized by all necessary corporate action, and will not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation or code of regulations or bylaws of Borrower, nor violate any material agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien to Agent for the benefit of Banks herein. Borrower has duly executed and delivered this Agreement, the Notes and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to its respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

     5.3. Litigation. Except as set forth in Schedule 5.3 attached hereto, there are no suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Restricted Subsidiary, and no proceedings before any governmental body are pending or threatened against Borrower or any Restricted Subsidiary.

     5.4 Margin Stock. No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower will and will cause each Restricted Subsidiary to furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1.

     5.5 Business. Borrower is not nor is any Restricted Subsidiary a party to or subject to any agreement or restriction which in the opinion of Borrower's or such Restricted Subsidiary's management is so unusual or burdensome that it might have a material adverse effect on Borrower's or such Restricted Subsidiary's business, properties or prospects.

     5.6 Licenses, etc. Borrower has and each Restricted Subsidiary has obtain any and all material licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business, as conducted by Borrower and each Restricted Subsidiary on the date hereof. Borrower possesses and each Restricted Subsidiary possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person or entity, except as set forth in
Schedule 5.6 attached hereto. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others, except as set forth in Schedule 5.6.

     5.7 Laws and Taxes. Borrower is and each Restricted Subsidiary is in compliance in all material respects with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower or such Restricted Subsidiary by any law or by any governmental authority, court or agency. Borrower has and each Restricted Subsidiary has file all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower each Restricted Subsidiary or its assets, including unemployment, social security, and real estate taxes. Except as set forth in Schedule 5.7 attached hereto, Borrower has and each Restricted Subsidiary has paid all taxes which are now due and payable. Except as set forth in Schedule 5.7 attached hereto, no taxing authority has asserted or assessed any additional tax liabilities against Borrower or any Restricted Subsidiary which are outstanding on the date of this Agreement.

     5.8  Financial  Condition.

          (a) Taken as a whole, the historical financial information relating to the Borrower and its Restricted Subsidiaries (excluding projections, forecasts and other forward-looking information) (the "Financial Information") which has been or which may hereafter be delivered by the Borrower (or on its behalf) to Agent and Banks is true and correct in all material respects. All Financial Information in the form of annual, quarterly or monthly financial statements has been prepared in accordance with generally accepted accounting principles consistently applied (except as noted in the notes to such financial statements). Borrower has no material obligations or liabilities nor has any Restricted Subsidiary have any material obligations or liabilities of any kind required to be set forth in audited annual financial statements (or notes thereof) that are not disclosed in the Financial Information (considered as a whole). There has been no material adverse change in the financial condition of Borrower or any of its Restricted Subsidiaries nor has Borrower or any of its Restricted Subsidiaries suffered any damage, destruction or loss which has materially adversely affected its business or assets since the submission of the most recent Financial Information to Bank.

          (b) The projections, forecasts and other forward-looking information prepared by Borrower and its Restricted Subsidiaries and delivered to Agent and Banks (i) have been prepared in good faith, (ii) are reasonable extrapolations of Borrower's and its Restricted Subsidiaries' predicted operations and performance for the periods set forth therein based upon reasonable assumptions, existing conditions and past performance, and (iii) reflect Borrower's and the Restricted Subsidiaries actual subjective expectations for its operations and performance for the periods represented therein.

     5.9 Title. Borrower has and each Restricted Subsidiary has good and marketable title to the assets reflected on the most recent balance sheet submitted to Bank, free and clear from all liens and encumbrances of any kind, except for (collectively, the "Permitted Liens"): (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) assets disposed of in the ordinary course of business, (d) liens granted by Borrower or its Restricted Subsidiaries under purchase money financing arrangements for the purchase of real property and/or equipment reasonably required to conduct its business in the ordinary course; (e) as set forth in Schedule 5.9 attached hereto; and (f) Liens imposed by law which secure amounts not at the time due and payable

     5.10 Defaults. Borrower is and each Restricted Subsidiary is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower or any Restricted Subsidiary or under any of the terms, conditions or obligations of (a) its Articles of Incorporation, By-Laws or the Code of Regulations, Articles of Organization or Operating Agreement, as applicable or (b) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other material instrument to which Borrower or any Restricted Subsidiary is a party or by which it is bound, and the consummation of the transactions contemplated by this Agreement will not result in such default or violation.

     5.11 Environmental Laws.

          (a) Borrower has and each Restricted Subsidiary has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

          (b) Borrower is not nor is any Restricted Subsidiary aware of, nor has any such entity received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          (c) There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower or any Restricted Subsidiary, relating in any way to Environmental Laws.

     5.12 Subsidiaries and Partnerships. Except as set forth in Schedule 5.12 attached hereto, Borrower has no subsidiaries and Borrower is not a party to any partnership agreement or joint venture greement.

     5.13 ERISA. Except as set forth in Schedule 5.13 attached hereto, Borrower and all Subsidiaries, individuals or entities along with Borrower would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an "ERISA Affiliate"), are in compliance in all material respects with all of its obligations to contribute to any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time ("ERISA"). Except as set forth in Schedule 5.13 attached hereto, Borrower and each of its ERISA Affiliates are in compliance in all material respects with ERISA, and there exists no event described in Section 4043(b) thereof ("Reportable Event").

Section 6.     Affirmative Covenants.

     6.1 Books and Records. Borrower will and will cause each of its Restricted Subsidiaries to maintain proper books of account and records and enter therein complete and accurate entries and records of all of its material transactions in accordance with generally accepted accounting principles and give representatives of Agent and Banks access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Agent and Banks in evaluating the status of the Loans as it may reasonably request from time to time.

     6.2 Financial Statements. Borrower will and will cause each of its Restricted Subsidiaries to maintain a standard and modern system for accounting and will furnish to Agent and Banks:

          (a) Within thirty (30) days after the end of each month, a copy of Borrower's and each Restricted Subsidiaries' consolidating and consolidated basis financial statements for that month and for the year to date in a form reasonably acceptable to Bank, prepared and certified as complete and correct in all material respects, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower and each Restricted Subsidiary;

          (b) Within ninety (90) days after the end of each fiscal year, a copy of Borrower's consolidating and consolidated financial statements for that year audited by a firm of independent certified public accountants acceptable to Agent and Banks (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without qualification;

          (c) With the statements submitted under (b) above, a certificate signed by the principal financial officer of Borrower and each Restricted Subsidiary, (i) stating he is familiar with all documents relating to Agent and Banks and that no Event of Default specified in this Agreement, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower or such Restricted Subsidiary has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of Borrower and its Restricted Subsidiaries in respect of the financial restrictions contained in this Agreement;

          (d) Prior to the end of each fiscal year, on a consolidated and consolidating basis, a projected balance sheet, projected income statement and projected statement of cash flow for the subsequent fiscal year prepared, to the extent applicable, in accordance with generally accepted accounting principles consistently applied;

          (e) Within three (3) days after an officer of Borrower or any Restricted Subsidiary obtains knowledge of any condition or event which constitutes or, after notice or lapse of time or both, constitutes an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower or such Restricted Subsidiary has taken or is taking or proposes to take in respect thereof;

          (f) Upon request, copies of all federal, state and local income tax returns and such other information as Agent and Banks may reasonably request; and

          (g) All Securities and Exchange Commission filings.

If at any time Borrower has any additional Subsidiaries which have financial statements that must be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsections
(a) and (b) above will be the financial statements of Borrower and all such subsidiaries prepared on the basis required under subsections (a) and (b) above.

Each of the Banks agree to keep Borrower's and each Restricted Subsidiaries' financial statements confidential and will not permit such information to be disclosed other than in accordance each Bank's standard policies and procedures with regard to the financial information of their commercial customers.

     6.3 Condition and Repair. Borrower will and will cause each Restricted Subsidiary to maintain its assets, taken as a whole, in good repair and working condition (making allowances for obsolescence in the ordinary course and normal wear and tear) and will make all appropriate repairs or replacements thereof.

     6.4 Insurance. Borrower will and will cause each Restricted Subsidiary to insure its properties and business against loss or damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and each Restricted Subsidiary. All such policies will (a) be issued by financially sound and reputable insurers, (b) name Agent as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Agent, and (c) will provide for thirty (30) days written notice to Agent before such policy is altered or canceled all of which will be evidenced by a Certificate of Insurance delivered to Bank by Borrower and each Restricted Subsidiary on the date of execution of this Agreement.

     6.5 Taxes. Borrower will and will cause each Restricted Subsidiary to pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Agent is notified in advance of such contest and if Borrower and/or such Restricted Subsidiary establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles.

     6.6 Existence; Business. Borrower will and will cause each Restricted Subsidiary (a) subject to Section 7.3 of this Agreement, to maintain its existence, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower and/or such Restricted Subsidiary is presently engaged.

     6.7 Compliance with Laws. Borrower will and will cause each Restricted Subsidiary to comply in all material respects with all federal, state and local laws, regulations and orders applicable to Borrower and such Restricted Subsidiary or its assets, including but not limited to all Environmental Laws, and will promptly notify Agent of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower or any Restricted Subsidiary regarding to any environmental or safety and health rule, regulation, statute, ordinance or law.

     6.8 Notice of Default. Borrower will and will cause each Restricted Subsidiary, within three (3) days of its knowledge thereof, TO give written notice to Agent and Banks of (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit Borrower or such Restricted Subsidiary from continuing to make the representations set forth in this Agreement.

     6.9 Costs. Borrower will pay to Agent and Banks its fees, reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys' fees, other professionals' fees, appraisal fees, environmental assessment fees (including Phase I assessments), expert fees, court costs, litigation and other expense) (collectively, "Costs") reasonably incurred or paid by Agent and Banks in connection with the negotiating, documenting, administering and enforcing the Facility, the Loans and the Loan Documents and the defense, preservation and protection of Bank's rights and remedies thereunder, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs will be due and payable within three (3) business days after demand by Agent. If Borrower fails to pay the Costs when upon such demand, Agent is entitled to disburse such sums as an advance under the Facility. Thereafter, the Costs will bear interest from the date incurred or disbursed at the highest rate set forth in the Notes. This provision will survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

     6.10 Depository/Banking Services. So long as this Agreement is in effect, Agent will be the principal depository in which substantially all of Borrower's funds are deposited, and the principal bank of account of Borrower.

     6.11 Other Amounts Deemed Loans. If Borrower or any Restricted Subsidiary fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower or such Restricted Subsidiary, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower or such Restricted Subsidiary will be deemed Loans and Obligations.

     6.12 Change in Control of Borrower. Throughout the term of this Agreement and so long as any of the Obligations remain outstanding, David D. Hoguet, Blair
D. Neller and Alvin Z. Meisel shall beneficially own not less than 20%, in the aggregate, of the outstanding common stock of Borrower. Throughout the term of this Agreement and so long as any of the Obligations remain outstanding, Borrower shall own not less than 94% of the outstanding common stock of GranTree Corporation and shall not own less than a 99% membership interest in Interim Quarters Ltd.

Section 7.     Negative Covenants.

     7.1 Pledge or Encumbrance of Assets. Other than the Permitted Liens and Liens granted by Borrower or any Restricted Subsidiary under purchase money financing arrangements for the purchase of real property and/or equipment reasonably required to conduct its business in the ordinary course, Borrower will not and will not permit any Restricted Subsidiary to create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset, Liens existing on the date of this Agreement which have been disclosed to and approved by Agent as set forth in Schedule 5.9 attached hereto and Liens imposed by law which secure amounts not at the time due and payable.

     7.2 Capital Stock; Dividends. Except as provided herein or in connection with acquisitions otherwise permitted under Section 7.3 of this Agreement or in connection with a subsequent public offering of stock, Borrower will not and will not permit any Restricted Subsidiary, after the execution date of this Agreement, to issue any additional shares of its capital stock, grant any warrants, options or other rights to purchase such stock; provided, however, that Borrower may issue stock dividends and grant options to employees to acquire not more than 15% of Borrower's outstanding capital stock and may issue shares of capital stock if and when such options are exercised.. Borrower will not and will not permit any Restricted Subsidiary (a) to declare or pay any dividend or distributions (except stock dividends) on its capital stock (b) except as set forth in Schedule 7.9 attached hereto, make any payments of any kind to its shareholders (including, without limitation, debt repayments, payments for goods or services or otherwise, but excluding ordinary salary and bonus payments to shareholders employed by Borrower or any Restricted Subsidiary) or (c) redeem any shares of its capital stock in any fiscal year. Notwithstanding the above, provided there are no Events of Default and one would not arise as a result of such payment, Borrower may pay dividends or distributions on its capital stock or repurchase shares of its capital stock so long as the aggregate amount of such payments and/or purchases is not in excess of $2,000,000 in any fiscal year of Borrower and its Restricted Subsidiaries. Any portion of such $2,000,000 which is not utilized in any fiscal year ending February 28, shall be available for utilization during the next fiscal year (in addition to the $2,000,000 available to Borrower and its Restricted Subsidiaries during such year).

     7.3 Merger; Disposition of Assets. Except for a merger and/or a transfer of assets by and between Borrower and any of its Restricted Subsidiaries, Borrower will not nor will it permit any Restricted Subsidiary, after the execution date of this Agreement, (a) to change its capital structure, except as permitted in this Agreement, (b) to merge or consolidate with any corporation or purchase all or any substantial part of the assets of any corporation, (c) to amend or change its Articles of Incorporation, Code of Regulations or By-Laws, Articles of Organization or Operating Agreement or (d) sell, transfer or otherwise dispose of all or any substantial part of its assets, other than in the ordinary course of business, whether now owned or hereafter acquired.

     Notwithstanding the foregoing Borrower may, without the prior consent of Banks, (i) purchase substantially all of the assets of another corporation, partnership, company or other entity, (ii) purchase stock or other ownership interest in another entity, (iii) merge with another corporation or have another entity merged into it, provided that Borrower comply with each of the following conditions:

          (1) the entity whose assets or ownership is to be acquired is engaged in substantially the same business as that engaged in by the Borrower;

          (2) no Event of Default has occurred under this Agreement nor will an Event of Default occur hereunder as a result of such acquisition or merger;;

          (3) Borrower has availability under the Facility; and

          (4) no event of default has occurred under the Term Loan Agreement.

     7.4 Investments. Other than Borrower's ownership of (i) GranTree Corporation capital stock, (ii) the capital stock of Globe Furniture Rentals, Inc. (incorporated on February 21, 1996), (iii) the membership interest of Interim Quarters Ltd., (iv) the Corporate Stay International, Inc. capital stock; and (v) as permitted under Section 7.3 of this Agreement, Borrower will not purchase or hold beneficially any stock, securities or evidences of indebtedness of, or make any investment or acquire any interest in, any other firm, partnership, corporation or entity other than short term investments of excess working capital in one or more of the following: (a) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (b) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have capital in excess of $25,000,000.

     7.5 Financial Covenants. The following calculations under this Section 7.5 are to be based on Generally Accepted Accounting Principles (GAAP) as in effect as of Borrower's and each Restricted Subsidiaries' fiscal year ending February 28, 1997. Should there be any GAAP changes reflected on the future financial statements of Borrower or any Restricted Subsidiary, Borrower and such Restricted Subsidiary may provide Agent and Banks with the adjusting entries to convert such future financial statements to a GAAP presentation consistent with that in effect as of February 28, 1997, and such adjusting entries shall be delivered with the financial statements as set forth in Section 6.2 of this Agreement.

          (a) Consolidated Net Worth. Borrower will not permit its Consolidated Net Worth, , to be less than $28,000,000 plus fifty (50%) of Borrower's Consolidated Net Income (but, in each case, only if a positive number) calculated on a cumulative basis commencing with the quarter ending August 31, 1997, and measured as of the last day of each fiscal quarter thereafter.

          (b) Fixed Charge Coverage Ratio. Borrower will not permit its ratio of Consolidated Cash Flow Available for Fixed Charges for the immediately preceding four consecutive fiscal quarters to Consolidated Fixed Charges for the immediately preceding four fiscal quarters to be less than 1.95 :
     1.00

          (c) Senior Funded Debt. Borrower will not permit its ratio of Senior Funded Debt to EBITDA, on a consolidated basis, to be greater than 2.75 :
     1.00 at the end of each fiscal quarter commencing August 31, 1997 which ratio shall be calculated on a rolling four quarter basis.

          Total Debt. Borrower will not permit ratio of Total Debt to EBITDA, to be greater than 3.75 : 1.00 for the immediately preceding four consecutive fiscal quarters; provided that, in the event that Borrower or any Restricted Subsidiary acquires all of the capital stock or substantially all of the assets of any other Person (in accordance with Section 7.3 of this Agreement), the Borrower may include the EBITDA of such Person for the prior four fiscal quarters in calculating the EBITDA of the Borrower pursuant to this paragraph .

          The Borrower will not permit any Restricted Subsidiary at any time, to create, assign, incur, guaranty or otherwise permit to exist any Debt other than:

               (i) existing Debt described in Schedule 7.5(c);

               (ii) Debt owed by a Wholly-Owned Restricted Subsidiary to Borrower or another Wholly-Owned Restricted Subsidiary;

               (iii) Debt of Restricted Subsidiaries created after the execution date of this Agreement not to exceed, in the aggregate at any time outstanding the greater of (i) 5%of the sum of Consolidated Funded Debt and Consolidated Net Worth or (ii) $5,000,000, as of the last day of the immediately preceding fiscal quarter; and

               (iv) any extension, renewal, refunding or replacement of any Debt described in paragraph (i) of this Section 7.5(c); provided that (1) no such extension, renewal or refunding shall increase the principal amount of such Debt and (2) immediately after such extension, renewal or refunding, no default or Event of Default would exist.

     (d) Current Ratio. Borrower will not permit its Consolidated Current Ratio, to be less than 3.00 : 1.00 as of the end of each fiscal quarter during the term of this Agreement.

Section 8.     Events of Default and Remedies.

     8.1 Events of Default. Any of the following events will be an Event of Default ("Event of Default"):


          (a) any representation or warranty made by or on behalf of Borrower or any Restricted Subsidiary herein or in any of the Loan Documents is incorrect when made or reaffirmed; provided however, Borrower shall have a period of thirty (30) days in which to cure an Event of Default which occurs under Sections 5.3, 5.6 or 5.11(b) and (c) of this Agreement; or

          (b) Borrower defaults in the payment of any principal or interest on any Obligation when due and payable, by acceleration or otherwise and such nonpayment remains uncured for a period of five (5) days thereafter; or

          (c) Borrower fails to observe or perform any covenant, condition or agreement herein and fails to cure such default within 30 days of the occurrence thereof, provided such 30 day grace period will not apply to Sections 7.2, 7.3 and 7.5 of this Agreement; or

          (d) a court enters a decree or order for relief with respect to Borrower or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or any Restricted Subsidiary or for any substantial part of its property, or orders the wind-up or liquidation of its affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for sixty
     (60) days without dismissal; or

          (e) Borrower or any Restricted Subsidiary commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing; or

          (f) Borrower or any Restricted Subsidiary defaults under the terms of any Indebtedness for borrowed money or lease involving total payment obligations of Borrower or any Restricted Subsidiary in excess of $300,000, other than non-payment defaults, and such default gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments; or

          (g) final judgment of the payment of money in excess of $100,000 is rendered against Borrower or any Restricted Subsidiary and remains undischarged for thirty (30) days during which execution is not effectively stayed; or

          (h) an Event of Default or default (after giving effect to any applicable cure or grace period) occurs under any of the Loan Documents; or

          (i) the dissolution of Borrower; or

          (j) the commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against Borrower's or any Restricted Subsidiary's personal property; or

          (k) the loss, theft or substantial damage to Borrower's or any Restricted Subsidiary's personal property if the result of such occurrence will be, in Agent's reasonable judgment, the failure or inability of Borrower or such Restricted Subsidiary to continue substantially normal operation of its business within thirty (30) days of the date of such occurrence.

          (l) Agent ceases to be Borrower's (i) principal depository bank in which substantially all of Borrower's funds are deposited, and (ii) principal bank of account.

          (m) (i) the validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage, or assignment by the party executing such Loan Document is impaired in any material respect; (ii) Borrower asserts that any Loan Document executed by it is not a legal, valid and binding obligation of it enforceable in accordance with its terms; or (iii) any Loan Document is amended, hypothecated, subordinated, terminated or discharged, or if any person is released from any of its covenants or obligations under any of the Loan Documents, except as permitted by Agent and Banks in writing; or

          (n) a Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower or any Restricted Subsidiary for its employees other than a Reportable Event caused solely by a decrease in employment; or a trustee is appointed by a United States District Court to administer any employee benefit plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any of Borrower's or any Restricted Subsidiary's employee benefit plans; or

          (o) other than as set forth in Sections 5.9, the filing of any lien or charge against Borrower's or any Restricted Subsidiary's personal property or any part thereof regarding indebtedness in excess of $100,000, which is not removed to the satisfaction of Agent and Banks within a period of 45 days thereafter, or any lien or charge against Borrower's or any Restricted Subsidiary's personal property or any part thereof regarding indebtedness in an amount less than $100,000 is not removed to the satisfaction of Agent and Bank within a period of sixty (60) days; or

          (p) an event of default occurs under the Term Loan Agreement.

     8.2 Remedies. If any Event of Default occurs Agent, at the written request of the Required Banks will, unless an Event of Default occurs under Section 8.1
(d) or (e) in which case the following remedies will be immediately available to
Agent: (i) cease advancing money hereunder, (ii) declare all Obligations to be immediately due and payable, whereupon such Obligations will immediately become due and payable, (iii) exercise any and all rights and remedies provided by applicable law and the Loan Documents, (iv) proceed to realize upon Borrower's personal property or any property securing the Obligations, including, without limitation, causing all or any part thereof to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest, or notice of any kind, each of which are hereby expressly waived by Borrower. Borrower shall be liable for any deficiency remaining after disposition of any its personal property, and waives all valuation and appraisement laws.

     8.3 Default Rate. After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will accrue interest at the Default Rate, in Bank's sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Agent or Banks to permit any late payments whatsoever.

     8.4 No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute. Borrower waives any requirement of marshalling of assets which may be secured by any of the Loan Documents.

     8.5 Effect of Termination. The termination of this Agreement will not affect any rights of any party or any obligation of any party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated.

     8.6 No Adequate Remedy at Law. Borrower recognizes that in the event Borrower fails to pay, perform, observe or discharge any of its Obligations under this Agreement, the Notes or the other Loan Documents, no remedy at law will provide adequate relief to Agents and Banks and Borrower agrees that Agent and Banks shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that it has incurred actual damages.

Section 9.     Conditions Precedent.

     9.1 Conditions to Initial Loans. Agent will have no obligation to make or advance any Loan until Borrower has delivered to Agent at or before the closing date, in form and substance satisfactory to Bank:

          (a) the  executed  versions  of the  Revolving  Notes in the  forms of
     Exhibit 2.1(e)(i) and 2.1(e)(ii) attached hereto respectively.

          (b) A Certificate of Borrower in a form reasonably acceptable to Bank along with certified copies of the organization documents for Borrower.

          (c) A favorable opinion of counsel to Borrower in a form reasonably acceptable to Bank.

          (d) Borrower will pay to Agent all out of pocket expenses reasonably incurred by Agent and Banks in connection with the preparation of this Agreement and accompanying documents and the consummation of the transactions contemplated hereby.

          (e) A Certificate of Insurance as described in Section 6.4 hereof.

          (f) Borrower has successfully entered into the Term Loan Agreement.

          (g) Such additional information and materials as Bank may reasonably request.

     9.2 Conditions to Each Loan. On the date of each Loan, the following statements will be true:

          (a) All of the representations and warranties contained herein and in the Loan Documents will be correct in all material respects as though made on such date (except those changes permitted under this Agreement);

          (b) No event will have occurred and be continuing, or would result from such Loan, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both;

          (c) Except for general economic conditions or fluctuations in the economy generally, no event shall have occurred which, in Bank's reasonable opinion, has a material adverse effect on Borrower's financial condition, operations, assets or prospects, or on any other property securing the repayment of the Obligations;

          (d) The aggregate unpaid principal amount of the Loans after giving effect to such Loan will not violate the lending limits set forth in
     Section 2.1 of this Agreement.

The acceptance by Borrower of the proceeds of each Loan will be deemed to constitute a representation and warranty by such Borrower that the conditions in
Section 9.2 of this Agreement, other than those that have been waived in writing by Bank, have been satisfied.

Section 10.    Agent.

     10.1 Appointment. Each Bank hereby irrevocably designates and appoints Fifth Third as Agent of such Bank, and each such Bank hereby irrevocably authorizes Fifth Third, as Agent for such Bank, to take such actions on its behalf under the provisions of this Agreement, and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto; provided, however, that Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable law. Each Bank hereby authorizes, consents to and directs Borrower to deal with Agent as true and lawful agent of such Bank to the extent set forth hereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent.

     10.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or reliance upon advice of counsel in good faith shall be full justification for any act or omission of Agent.

     10.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to any of Banks or Borrower for any action lawfully taken or omitted to be taken by it or by any such person under or in connection with the Loan Documents, except that Agent shall be liable for its own willful misconduct or gross negligence, or (b) responsible in any manner to any of Banks for any recitals, statements, representations or warranties made by Borrower or any officer thereof, contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, the Loan Documents or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or the Notes or any failure of Borrower to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Bank to ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or any of the Notes, or to inspect the properties, books or records of Borrower or any Subsidiary. Agent, in its capacity as such, shall not be under any liability or responsibility whatsoever, as Agent, to Borrower or any other as a consequence of any failure or delay in performance by, or breach by, any Bank of any of its obligations under any of the Loan Documents, or as a consequence of any determination as to the classification or qualification of the transactions contemplated by the Loan Documents under any regulatory rules or regulations.

     10.4 Reliance by Agent. Agent shall be entitled to rely and shall be fully protected in relying upon, any writing, resolution, notice (whether written, oral or telephonic), consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order, other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons or in acting upon any representation or warranty made or deemed to be made hereunder and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Agent. Agent may deem and treat payee of any Note as the owner thereof for all purposes. Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of Banks as it deems appropriate or it shall first be indemnified to its satisfaction by Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents and the Notes in accordance with a request of the Required Banks, and any such request and any action taken or failure to act pursuant thereto shall be binding upon all Banks and all future holders of the Notes.

     10.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall promptly give notice thereof to Banks and Borrower. Agent shall take such action with respect to any such Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until Agent shall have received such direction, Agent, in its capacity as such, may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to any such Event of Default.

     10.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither Agent, any other Bank nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or any other Bank hereafter taken, including any review of the affairs of Borrower or its Subsidiaries, shall be deemed to constitute any representation or warranty by Agent or any other Bank to such Bank. Each Bank represents to Agent and each other Bank that it has independently and without reliance upon Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, assets, financial and other condition, creditworthiness and prospects of Borrower and its Subsidiaries, and made its own decision to make Loans hereunder and enter into this Agreement or the Loan Documents. Each Bank also represents that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under this Agreement, and make such investigation as it deems necessary to inform itself as to the business, operations, property, assets, financial and other condition, creditworthiness and/or prospects of Borrower and its Subsidiaries. Except for any notices, reports and other documents expressly required to be furnished by Agent to Banks hereunder, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, assets, financial and other condition, creditworthiness or prospects of Borrower or Subsidiaries which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     10.7 Indemnification by Banks.

          (a) Banks agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting any obligation of Borrower to do so), ratably according to the amounts of their Revolving Credit Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at the time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, the Loan Documents or any of the Notes or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from Agent's willful misconduct or gross negligence without the consent or conscious acquiescence of the reimbursing Bank.

          (b) Without limiting the foregoing, the Bank agrees to reimburse Agent promptly upon demand for its Revolving Credit Commitment Percentage of any costs and expenses incurred by Agent that are payable by Borrower under the Loan Documents to the extent that Agent is not promptly reimbursed for such costs and expenses by Borrower; and, if Agent is later reimbursed for any such costs and expenses by Borrower, Agent shall repay such reimbursed amounts to Banks on account of such costs and expenses.

          (c) The agreements in this subsection shall survive termination of this Agreement, payment of the Notes, and payment of all other amounts payable hereunder.

     10.8 Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and its Subsidiaries as though Agent were not Agent hereunder. With respect to the Loans made by it and all renewals, extensions or deferrals of the payment thereof, Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not Agent, and the terms "Bank" and "Banks" shall include Agent in its individual capacity.

     10.9 Successor Agent. If at any time it deems it advisable, in its sole discretion, Agent may resign as Agent upon 60 days' written notice to Banks and Borrower. If Agent shall resign as Agent under this Agreement, then Banks shall appoint a successor Agent for Banks. If appointment of a successor Agent by Banks and acceptance of the appointment by the successor have not occurred within 60 days after Agent gives the above-described notice of resignation, Agent may appoint a successor agent, which shall be a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of at least $250,000,000. Upon acceptance by the successor agent of the agency hereunder and notice thereof to Borrower, such successor agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any other parties to this Agreement or any holders of the Notes, and such former Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If at any time hereunder there shall not be a duly appointed and acting Agent, Borrower agrees to make each payment due hereunder and under its Notes directly to Bank entitled thereto during such time.

     10.10 Amendments and Waivers. With the written consent of each Bank, Agent and the appropriate parties to the Loan Documents may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of each Bank, Agent on behalf of the Banks may execute and deliver to any such parties a written instrument waiving, on such terms and conditions as Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, or releasing or discharging any guarantor from its obligations under a guarantee; provided, however, that no such amendment, supplement, modification or waiver shall (i)
increase the Revolving Credit Commitment or Revolving Credit Commitment Percentage of any Bank, (ii) extend the maturity date of any Note, (iii) decrease the rate of interest of, extend the time or manner of payment of or increase or forgive interest due under any Notes, forgive any principal amount due under any Note, or forgive, extend the time or manner of payment of any fees, costs or expenses due hereunder or under any of the Loan Documents, (iv) permit the extension of this Agreement, (v) change the provisions of this subsection 10.10, (vi) amend or change the provisions of Sections 2.1(a) or 2.1(b) of this Agreement, or (vii) amend or change the provisions of Section 7.5 of this Agreement, without the consent of all of the Banks; and provided further, however, that no such amendment, supplement, modification or waiver shall amend, modify or waive any provision of this subsection 10.10 or otherwise change any of the rights or obligations of Agent hereunder or under the Loan Documents without the written consent of Agent. Any such amendment, supplement, modification or waiver shall apply equally to each of Banks and shall be binding upon the parties to the applicable agreement, Banks, Agent and their successors and assigns. In the case of any waiver, the parties to the applicable agreement, Banks and Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     10.11 Setoff; Sharing.

          (a) Upon the occurrence of an Event of Default and acceleration of the maturity of the Loans each Bank is hereby authorized, at any time or from time to time thereafter, without prior notice to Borrower or any other Person any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits and any other indebtedness or property at any time held or owning by such Bank to or for the credit or the account of Borrower, whether or not related to this Agreement or any transaction or occurrence hereunder, against and on account of the Obligations of Borrower regardless of whether or not such Bank shall have made any demand hereunder and although such Obligations, or any of them, shall be contingent or unmatured. The rights and remedies granted to each Bank under this subsection 10.11 shall be in addition to, and not in substitution for, any rights or remedies, including, without limitation, any right of set-off or banker's lien, to which such Bank may otherwise be entitled.

          (b) Each Bank agrees, for the benefit of the other Bank, that with respect to all sums received or realized by such Bank, after an Event of Default or the maturity of the Loans (whether by acceleration, notice of intention to prepay in full or otherwise) equitable adjustment will be made among all of the Banks so that, in effect, all such sums shall be shared ratably by each of Banks (based upon such Bank's percentage of the unpaid amount of all of the Loans then outstanding owing to all of the Banks), whether received by the exercise of the right of set-off or banker's lien, by counterclaim or cross-action, by the enforcement of any of the Notes or otherwise. If any Bank shall, after maturity of the Loans (whether by reason of acceleration, notice of intention to prepay in full or otherwise) receive any payment on its Loans or on any commitment fees in a sum or sums in excess of its pro rata portion of the sum of the aggregate principal amount of the Loans then outstanding, then any such Bank shall, if requested by the other Bank, purchase for cash from the other Bank an interest in its Loans in such amounts as shall result in Banks sharing such payment ratably according to the aggregate principal amount of the Loans then outstanding from each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from any such Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest except as required by law or by any judgment or settlement relating to such recovery. Borrower agrees that any Bank so purchasing a participation in the Loans made by the other Bank may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall effect the right of any Bank to exercise, and retain the benefits of exercising any such right with respect to any other indebtedness of obligation of Borrower.

     10.12 Enforcement. Each Bank authorizes Agent to take all actions contemplated by this Agreement and any of the other Loan Documents and each Bank agrees that no Bank shall have any right individually to seek or to enforce any remedy or to realize upon any security for the Obligations, it being understood and agreed that such rights and remedies may be exercised only by Agent, for the benefit of Banks.

Section 11.    Miscellaneous Provisions.

     11.1 Miscellaneous. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only in writing signed by the parties against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement will not in any way be affected. This Agreement is and is intended to be a continuing agreement and will remain in full force and effect until the Loans are finally and irrevocably paid in full and the Facility is terminated.

     11.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, except as set forth in Section 7.3 of this Agreement, Borrower may not assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents, by operation of law or otherwise. With the prior written consent of all the Banks, one or more additional Persons may become Banks under this Agreement in order to increase the Revolving Credit Commitments or replace a portion of the Loans and the commitments of any Bank, subject to the terms of this Agreement. The Banks may disclose to all prospective and actual assignees and participants all financial, business and other information about Borrower which a Bank may possess at any time.

     11.3 Subsidiaries. If Borrower has any additional Subsidiaries at any time during the term of this Agreement, the term "Borrower" in each representation, warranty and covenant herein will mean "Borrower" and each Subsidiary individually and in the aggregate, and such Borrower will cause each Subsidiary to be in compliance therewith.

     11.4 Survival. All representations, warranties, covenants and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of the Notes.

     11.5 Delay or Omission. No delay or omission on the part of Agent or Banks in exercising any right, remedy or power arising from any Event of Default will impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor will the action or omission to act by Agent or Banks upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

     11.6 Notices. Any notices under or pursuant to this Agreement will be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

                      THE FIFTH THIRD BANK
                      38 Fountain Square Plaza
                      Cincinnati, Ohio 45263
                      Attention:  Asset Based Lending Department

                      PNC BANK, OHIO, NATIONAL ASSOCIATION 201 East Fifth Street Cincinnati, Ohio 45202
                      Attention:  Middle Market Corporate Banking - Third floor

                      GLOBE BUSINESS RESOURCES, INC.,
                      Spectrum Office Tower
                      11260 Chester Road, Suite 400
                      Cincinnati, Ohio 45246
                      Attention:  David D. Hoguet, Chief Executive Officer

    With a copy to    Keating, Muething & Klekamp, P.L.L.
                      1800 Provident Tower
                      Cincinnati, Ohio 45202
                      Attention:  Edward Steiner, Esq.

Any party may change such address by sending written notice of the change to the other parties.

     11.7 No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any partnership, joint venture or other relationship between any Bank and Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

     11.8 Indemnification by Borrower. If after receipt of any payment of all or part of the Obligations, Agent or Banks are for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Agent and Banks, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Agent or Banks in reliance on such payment, and any such contrary action so taken will be without prejudice to Agent or Banks' rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower will indemnify, defend, save and hold Agent and Banks, its officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys' fees reasonably incurred), that Agent and Banks or any such indemnified party may incur arising out of this Agreement, any of the Loan Documents or any act taken by Bank hereunder except for the willful misconduct or gross negligence of such indemnified party. The provisions of this Section will survive the termination of this Agreement.

     11.9 Governing Law; Jurisdiction. This Agreement, the Notes and the other Loan Documents will be governed by the domestic laws of the State of Ohio. Borrower agrees that the state and federal courts in Hamilton County, Ohio, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of this Agreement. AGENT, BANKS AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Agent, Banks and Borrower have executed this Agreement by their duly authorized officers as of the date first above written.

                                    GLOBE BUSINESS RESOURCES, INC.

                                    By:________________________________________

                                    Its:_______________________________________


                                    PNC BANK, OHIO, NATIONAL ASSOCIATION

                                    By:  ______________________________________

                                    Its: ______________________________________


                                    THE FIFTH THIRD BANK,
                                    for itself and as Agent for the Banks

                                    By: _______________________________________

                                    Its:_______________________________________

                                    EXHIBITS
                                       TO
                                CREDIT AGREEMENT
                                     BETWEEN
                         GLOBE BUSINESS RESOURCES, INC.
                                       AND
                         THE FIFTH THIRD BANK, as AGENT
          THE FIFTH THIRD BANK and PNC BANK, OHIO, NATIONAL ASSOCIATION


                                                                      Page

Exhibit 1            -      Definitions                                21
Exhibit 2.1(e)(i)    -      Revolving Note (Fifth Third)               26
Exhibit 2.1(e)(ii)   -      Revolving Note (PNC)                       29
Schedule 5.3         -      Litigation                                 32
Schedule 5.6         -      Licenses                                   33
Schedule 5.7         -      Laws and Taxes                             34
Schedule 5.9         -      Title                                      35
Schedule 5.12        -      Subsidiaries and Partnerships              36
Schedule 5.13        -      ERISA                                      37
Schedule 7.5(c)      -      Debt                                       38
Schedule 1(3)        -      Competitors                                39
Exhibit 9.1 (b)      -      Certificate of Borrower for Borrower       40
                            Attachment C - Directors' Resolution
Exhibit 9.1 (c)      -      Form of Opinion of Borrower's Counsel      41

                                    EXHIBIT 1

                                   DEFINITIONS


1. "Affiliate" means any Person (other than a Restricted Subsidiary) (i) who is a director or executive officer of the Borrower or any Subsidiary, (ii) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (iii) which beneficially owns or holds securities representing 5% or more of the combined voting power of the Voting Stock of Borrower or any Subsidiary, or (iv) of which securities representing 5% or more of the combined voting power of its Voting Stock (or in the case of a Person not a corporation, 5% or more of its equity) is beneficially owned or held by the Borrower or any Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2. "Capitalized Leases" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

3. "Competitor" means any Person listed on Schedule 1(3) attached hereto.

4. "Consolidated Cash Flow Available for Fixed Charges" for any period will mean the sum of (i) Consolidated Net Income, (ii) taxes, depreciation and amortization as determined in accordance with GAAP and (iii) Consolidated Fixed Charges.

5. "Consolidated Current Ratio" will mean the ratio of (x) the total cash, receivables and rental furniture (valued at the lower of cost or fair market value, net of accumulated depreciation) of the Borrower and its Restricted Subsidiaries to (y) the total of accounts payable, customer deposits and accrued expenses of the Borrower and its Restricted Subsidiaries.

6. "Consolidated Fixed Charges" means for any period, on a consolidated basis, the sum of (a) all Rentals (other than Rentals on Capitalized Leases and Rentals paid by the Borrower or any Restricted Subsidiary with respect to apartments used in the  corporate  housing  operations  of the  Borrower or any  Restricted
Subsidiary) payable during such period by the Borrower and its Restricted Subsidiaries with respect to leases having an original term in excess of one year, and (b) all Interest Charges on all Debt (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Restricted Subsidiaries.

7. "Consolidated Funded Debt" means Funded Debt of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP.

8. "Consolidated Net Income" means consolidated net income and net losses of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, after excluding the sum of (i) any net loss or any undistributed net income of any Person in which Borrower has an ownership interest other than a Restricted Subsidiary; (ii) any net loss or any undistributed net income of any Restricted Subsidiary prior to the date it becomes a Restricted Subsidiary; (iii) any gain or net loss (net of any tax effect) resulting from the sale of any capital assets by Borrower or Restricted Subsidiary other than in the ordinary course of business; (iv) extraordinary, unusual or non-recurring gains or losses; (v) gains resulting from the write-up of assets; (vi) any earnings of any Restricted Subsidiary unavailable for payment to any Borrower; and (vii) proceeds of any life insurance policy.

9. "Consolidated Net Worth" means at any date, with respect to the Borrower and its Restricted Subsidiaries, the total amount of (i)capital stock (except treasury stock but including preferred stock) plus (ii) paid-in surplus, plus
(iii) general contingency reserves, plus (iv)retained earnings (deficit) at such date, and plus (v) fair market value in excess of historical cost of acquired net assets attributable to related transactions, all as determined on a consolidated basis in accordance with GAAP.

10. "Debt" means (i) all items of borrowings, including Capitalized Leases, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Debt is to be determined (other than items of borrowings of Borrower from a Wholly-Owned Restricted Subsidiary), (ii) all Guaranties (other than Guaranties of Debt of Borrower or any Wholly-Owned Restricted Subsidiary by Borrower or a Subsidiary), letters of credit and endorsement (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Debt of other Persons; and (iii) all items of borrowings secured by any mortgage, pledge or Lien existing on property owned subject to such mortgage, pledge or Lien, whether or not the borrowings secured thereby shall have been assumed by Borrower or any Subsidiary.

11. "Default" means any event that, with the giving of notice or the passage of time, or both, would be an Event of Default.

12 "Defaulted Amount" means with respect to any Bank at any time, any amount that was required to be paid by such Bank to Borrower, Agent or any other Bank under any Loan Document at or prior to such time and that has not been paid by such Bank.

13. "Defaulting Bank" means at any time, each Bank with respect to which a Defaulted Amount exists.

14. "Default Rate" means three percent (3%) in excess of the interest rate otherwise in effect under amounts outstanding under the Notes. In no event will the interest rate accruing under such Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

15. "EBITDA" shall mean earnings of the Borrower's and its Restricted Subsidiaries before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP.

16. "Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

17. "ERISA" means the Federal Employee Retirement Income Security Act of 1974.

18. "Event(s) of Default" will have the meaning set forth in Section 8 of the Agreement.

19. "Facility" will have the meaning set forth in Section 2.1 of the Agreement.

20. "Funded Debt" means without duplication: (i) all Debt having a final maturity of more than one year from the date of creation thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of creation) and including current maturities thereof and (ii) any Debt outstanding pursuant to any instrument or agreement providing for maturity on demand or within one year from the date of the creation thereof.

21. "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

22. "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a)  to  purchase   such   indebtedness   or  obligation  or  any  property
     constituting security therefor;

     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligations; or

     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

23. "Interest Charges" means, for any period, all interest, including capitalized interest, and all amortization of debt discount and expense on any particular Debt for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

24. "Letter of Credit Facility" will have the meaning set forth in Section 2.2 of the Agreement.

25. "Lien" means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

26. "Loan Documents" means this Agreement, the Notes, and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and "Loan Document" means any one of the Loan Documents.

27. "Loans" means the revolving loans made under the Facility.

28. "Notes" means each of the Revolving Notes.

29. "Obligation(s)" means all loans, advances, indebtedness, liabilities and obligations of Borrower owed to each of Agent and Banks of every kind and description whether now existing or hereafter arising including without limitation, those owed by Borrower to others and acquired by any one (1) or more of the Banks, by purchase, assignment or otherwise, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by collateral, and including without limitation all liabilities, obligations and indebtedness arising under this Agreement, the Notes and the other Loan Documents, all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Bank for the benefit of or at the request of Borrower, and all expenses and attorneys' fees incurred by any of the Banks under this Agreement or any other document or instrument related to any of the foregoing.

30. "Participant" means any Person who purchases an interest in any of the Loans, including any Person who purchases a sub-participation or other interest in any of the Loans from any Participant.

31.  "Person"  means  any   individual,   firm,   partnership,   joint  venture,
corporation, association, business enterprise, trust, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

32.  "Permitted  Liens" has the meaning assigned thereto as set forth in Section
5.9 of this Agreement.

33. "Prime Rate" means the rate of interest per annum announced to be its prime rate from time to time by Agent at its principal office in Cincinnati, Ohio whether or not Agent will at times lend to borrowers at lower rates of interest or, if there is no such prime rate, then its base rate or such other rate as may be substituted by Bank for the prime rate.

34. "Rentals" means and includes as of the date of any determination thereof, all payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or any Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

35. "Required Banks" means at any time (a) Banks, other than those disqualified pursuant to clause (b) of this definition whose Revolving Credit Commitments are together at least 75% of the Revolving Credit Commitment of Banks other than those disqualified pursuant to clause (b) of this definition; provided, however,
(b) if any Bank is a Defaulting Bank and has been a Defaulting Bank for more than 15 days at such time, then Revolving Credit Commitment of such Bank shall not be considered in determining the percentage set forth in clause (a) of this definition and such Bank shall not be entitled to a vote on any relevant matter.

36. "Restricted Subsidiary" shall mean any Subsidiary (i) of which more than 80% of the voting securities are owned by a Borrower and/or one or more Wholly-Owned Restricted Subsidiaries, and (ii) which the Borrower has designated as a "Restricted Subsidiary" by notice in writing given to Agent, provided that the designation of a Subsidiary as "restricted" shall not be changed to "unrestricted".

37. "Revolving Credit Commitment" means with respect to each Bank, the dollar amount set forth opposite the name of such Bank in Section 2.1(b) of this Agreement.

38. "Revolving Credit Commitment Percentage" means, with respect to each Bank, the percentage set forth opposite the name of such Bank in Section 2.1(b) of this Agreement.

39. "Revolving Note" has the meaning assigned to that term in Section 2.1 of this Agreement.

40. "Senior Funded Debt" shall mean and include all Funded Debt not expressly junior or subordinate to any other Debt of Borrower and its Restricted Subsidiaries.

41. "Settlement Amount" means as of a Settlement Date, an amount equal to the result obtained by multiplying (i) the balance of the Loans as of the close of business of the business day immediately preceding such Settlement Date, by (ii) the Revolving Credit Commitment Percentage as of the close of business on the business day immediately preceding such Settlement Date.

42. "Settlement Date" means the first day of each week while the Loans remain outstanding, provided that if any such day is not a business day, then on the next succeeding business day.

43. "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interest to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company, or joint venture if more than an 80% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Borrower.

44. "Term Loan Agreement" shall mean the $30,000,000 Note Purchase Agreement entered by and among Borrower, Security Life of Denver Insurance Company, Life Insurance Company of Georgia, Peerless Insurance Company, Indiana Insurance Company and Southland Life Insurance Company.

45. "Total Debt" shall mean all debt of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP

46. "Total Revolving Credit Commitment" means the dollar amount identified as such in paragraph 2.1(b) hereof.

47. "Voting Stock" means capital stock of any class of a corporation having ordinary voting powers to vote for the election of members of the board of directors of such corporation or Person performing similar functions.

48. "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interest (except directors' qualifying shares) and voting interest of which are owned by any one or more of the Borrower and the Borrower's Wholly-Owned Subsidiaries at such time.

                                       EXHIBIT 2.1(E)(I)

                                        REVOLVING NOTE

$20,000,000                                                   Cincinnati, Ohio
                                                            September 29, 1997
                                                              (Effective Date)

     For value received, GLOBE BUSINESS RESOURCES, INC., an Ohio corporation formerly known as and doing business as Globe Furniture Rentals, ("Borrower"), hereby promises to pay to the order of THE FIFTH THIRD BANK, an Ohio banking corporation (the "Bank"), at its offices, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000) or such lesser unpaid principal amount as may be advanced by Bank pursuant to the terms of the Credit Agreement of even date herewith by and between Borrower, The Fifth Third Bank, Agent, The Fifth Third Bank, and PNC Bank, Ohio, National Association, as Banks, as the same may be amended from time to time (the "Agreement").

     The principal balance outstanding hereunder shall bear interest from the date of the first advance until paid at a floating rate of interest equal to the percent per annum set forth below, which rate of interest will fluctuate on a periodic basis as provided herein to the rate specified by the following table based upon the ratio of the amount of Borrower's Total Debt to EBITDA, on a consolidated basis:

 TOTAL DEBT TO EBITDA                       THEN INTEREST RATE EQUALS

 Greater than or equal to 1.86 : 1.00       Borrower's option of:
                                                   (i) Prime Rate minus. 25% or
                                                   (ii) LIBOR Rate plus 1.50%

 Less than 1.86 : 1.00                      Borrower's option of:
                                                   (i) Prime Rate minus .50% or
                                                   (ii) LIBOR Rate plus 1.25%

     In the event the Borrower meets the requirements set forth above, Borrower may elect to have all or any portion of the Note in minimum increments of $1,000,000 per election (provided such amounts are not then subject to another LIBOR Election) bear interest at the per annum rate equal to the percentage in excess of the LIBOR Rate as set forth above (a "LIBOR Election"). Such notice shall be delivered to Agent in writing at least 2 business days prior to the date of such advance and shall inform Agent of the amount of the Note to be subject to the LIBOR Election, the LIBOR Interest Period and the effective date for the LIBOR Interest Period. Borrower shall not be permitted to have more than six (6) separate LIBOR Elections outstanding at any one time during the term hereof.

     On the Effective Date, the initial interest rates for advances hereunder will be based upon a Total Debt to EBITDA ratio of greater than 1.86 : 1.00 for Borrower.

     Interest rate changes based upon changes in the foregoing chart will be made effective as of the date of the first advance hereunder and on the first day of the calendar month following the review by Agent of Borrower's quarterly financial statements. In addition to changes occurring pursuant to fluctuations in the foregoing chart, the interest rate charged hereunder shall change automatically upon each change in the Prime Rate. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable on the first day of each calendar month commencing November 1, 1997 and continuing on the first (1st) day of each calendar month thereafter during the term hereof unless an interest rate based upon the LIBOR Rate is in effect, in which case the accrued interest shall be due and payable at the end of the LIBOR Interest Period and Agent will remit to Bank its pro-rata share within 1 business day after Agent's receipt thereof. If any amount as to which a

LIBOR Election is in effect is repaid on a day other than the last day of the applicable LIBOR Interest Period, or becomes payable on a day other than the last day of the applicable LIBOR Interest Period due to acceleration or otherwise, the Borrower shall pay, on demand by the Agent, such amount (as determined by the Agent) as is required to compensate the Banks for any losses, costs or expenses which the Banks may incur as a result of such payment or acceleration, including, without limitation, any loss, cost or expense (including loss of profit) incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain such amount bearing interest at the LIBOR Rate plus the percentage as set forth in the chart above.

     After maturity, whether by acceleration or otherwise, this Note will bear interest, at the election of Bank and without notice to Borrower (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to the Default Rate, until paid, and whether before or after the entry of judgment hereon.

     The Prime Rate means the rate of interest per annum announced to be its Prime Rate from time to time by Agent at its principal office in Cincinnati, Ohio whether or not Agent will at times lend to borrowers at lower rates of interest, or, if there is no such Prime Rate, then its base rate or such other rate as may be substituted by Agent for the Prime Rate.

     LIBOR Interest Period means, with respect to which amounts outstanding hereunder will accrue interest at the LIBOR Rate for a period of 30, 60, 90, 120 or 180 days commencing on a business day selected by Borrower pursuant to this Note. Such LIBOR Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such LIBOR Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such LIBOR Interest Period shall end on the last business day of such succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a business day, such LIBOR Interest Period shall end on the next succeeding business day.

     LIBOR Rate means the rate (adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) being asked on an amount of Eurodollar deposits equal to the amount of the Note subject to a LIBOR Election on the first day of a LIBOR Interest Period and which has a maturity corresponding to the maturity of the LIBOR Interest Period, as reported by the TELERATE rate reporting system (or any successor) as determined by Bank by noon on the Effective Date of the LIBOR Interest Period. Each determination by Bank of the LIBOR Rate shall be conclusive in the absence of manifest error.

     Borrower's right to accrue interest at the LIBOR Rate shall be terminated automatically if Bank, by telephonic notice, shall notify Borrower that LIBOR deposits with a maturity equal to the LIBOR Interest Period and in an amount equal to the then current outstanding principal amount of the Note are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such Market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the LIBOR Interest Period.

     In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to which the LIBOR Rate is in effect, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for the Bank to find or maintain its funding in Eurodollars of any portion of the Note subject to the LIBOR Rate or otherwise to give effect to Bank's obligations as contemplated hereby, (i) Bank may, by written notice to Borrower, declare Bank's obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and interest shall from and after such date be calculated based on the Prime Rate.

     On September 30, 2000, all outstanding principal and all accrued and unpaid interest will be due and payable.

     The principal amount of each loan made by Bank under this Note and the amount of each prepayment made by Borrower under this Note will be recorded by Bank in the regularly maintained data processing records of Bank.

     The aggregate unpaid principal amount of all loans set forth in such records will be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry will not limit or otherwise affect Borrower's obligations under this Note or the Agreement.

     All payments received by Agent under this Note will be applied first to payment of amounts advanced by Bank on behalf of Borrower or which may be due for insurance, taxes and attorneys' fees or other charges to be paid by Borrower pursuant to the Agreement and the Loan Documents (as defined in the Agreement), then to accrued interest on this Note, then to principal which will be repaid in the inverse order of maturity.

     This Note is one of the Revolving Notes referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. Capitalized terms used but not otherwise defined herein will have the meanings attributed thereto in the Agreement. The maturity of this Note is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Agent is open for business (a "Business Day"), the maturity thereof will be extended to the next Business Day, and interest will be payable at the rate specified herein during such extension period.

     After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will bear interest at the Default Rate, in Bank's sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

     In no event will the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction will, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess will be deemed received on account of, and will automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest, and the provisions hereof will be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank will refund to Borrower such excess.

     Borrower and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

     This Note may not be changed orally, but only by an instrument in writing.

     This Note is being delivered in, is intended to be performed in, will be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the State and Federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings will have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of the Agreement. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

                                          GLOBE BUSINESS RESOURCES, INC.

                                          By:
                                             ----------------------------------

                                          Its:
                                             ----------------------------------

                               EXHIBIT 2.1(E)(II)

                                 REVOLVING NOTE


$10,000,000                                                    Cincinnati, Ohio
                                                             September 29, 1997
                                                               (Effective Date)

     For value received, GLOBE BUSINESS RESOURCES, INC., an Ohio corporation formerly known as and doing business as Globe Furniture Rentals ("Borrower"), hereby promises to pay to the order of PNC BANK, OHIO, NATIONAL ASSOCIATION, a national banking association (the "Bank"), at Agent's offices, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or such lesser unpaid principal amount as may be advanced by Bank pursuant to the terms of the Credit Agreement of even date herewith by and between Borrower, The Fifth Third Bank, Agent and The Fifth Third Bank and PNC Bank, Ohio, National Association, as Banks, as the same may be amended from time to time (the "Agreement").

     The principal balance outstanding hereunder shall bear interest from the date of the first advance until paid at a floating rate of interest equal to the percent per annum set forth below, which rate of interest will fluctuate on a periodic basis as provided herein to the rate specified by the following table based upon the ratio of the amount of Borrower's Total Debt to EBITDA, on a consolidated basis:

 TOTAL DEBT TO EBITDA                       THEN INTEREST RATE EQUALS

 Greater than or equal to 1.86 : 1.00       Borrower's option of:
                                                   (i) Prime Rate minus. 25% or
                                                   (ii) LIBOR Rate plus 1.50%

 Less than 1.86 : 1.00                      Borrower's option of:
                                                   (i) Prime Rate minus .50% or
                                                   (ii) LIBOR Rate plus 1.25%

     In the event the Borrower meets the requirements set forth above, Borrower may elect to have all or any portion of the Note in minimum increments of $1,000,000 per election (provided such amounts are not then subject to another LIBOR Election) bear interest at the per annum rate equal to the percentage in excess of the LIBOR Rate as set forth above (a "LIBOR Election"). Such notice shall be delivered to Agent in writing at least 2 business days prior to the date of such advance and shall inform Agent of the amount of the Note to be subject to the LIBOR Election, the LIBOR Interest Period and the effective date for the LIBOR Interest Period. Borrower shall not be permitted to have more than six (6) separate LIBOR Elections outstanding at any one time during the term hereof.

     On the Effective Date, the initial interest rates for advances hereunder will be based upon a Total Debt to EBITDA ratio of greater than 1.86 : 1.00 for Borrower.

     Interest rate changes based upon changes in the foregoing chart will be made effective as of the date of the first advance hereunder and on the first day of the calendar month following the review by Agent of Borrower's quarterly financial statements. In addition to changes occurring pursuant to fluctuations in the foregoing chart, the interest rate charged hereunder shall change automatically upon each change in the Prime Rate. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable on the first day of each calendar month commencing November 1, 1997 and continuing on the first (1st) day of each calendar month thereafter during the term hereof unless an interest rate based upon the LIBOR Rate is in effect, in which case the accrued interest shall be due and payable at the end of the LIBOR Interest Period and Agent will remit to Bank its pro-rata share within 1 business day after Agent's receipt thereof. If any amount as to which a LIBOR Election is in effect is repaid on a day other than the last day of the applicable LIBOR Interest Period, or becomes payable on a day other than the last day of the applicable LIBOR Interest Period due to acceleration or otherwise, the Borrower shall pay, on demand by the Agent, such amount (as determined by the Agent) as is required to compensate the Banks for any losses, costs or expenses which the Banks may incur as a result of such payment or acceleration, including, without limitation, any loss, cost or expense (including loss of profit) incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain such amount bearing interest at the LIBOR Rate plus the percentage as set forth in the chart above.

     After maturity, whether by acceleration or otherwise, this Note will bear interest, at the election of Bank and without notice to Borrower (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to the Default Rate, until paid, and whether before or after the entry of judgment hereon.

     The Prime Rate means the rate of interest per annum announced to be its Prime Rate from time to time by Agent at its principal office in Cincinnati, Ohio whether or not Agent will at times lend to borrowers at lower rates of interest, or, if there is no such Prime Rate, then its base rate or such other rate as may be substituted by Agent for the Prime Rate.

     LIBOR Interest Period means, with respect to which amounts outstanding hereunder will accrue interest at the LIBOR Rate for a period of 30, 60, 90, 120 or 180 days commencing on a business day selected by Borrower pursuant to this Note. Such LIBOR Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such LIBOR Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such LIBOR Interest Period shall end on the last business day of such succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a business day, such LIBOR Interest Period shall end on the next succeeding business day.

     LIBOR Rate means the rate (adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) being asked on an amount of Eurodollar deposits equal to the amount of the Note subject to a LIBOR Election on the first day of a LIBOR Interest Period and which has a maturity corresponding to the maturity of the LIBOR Interest Period, as reported by the TELERATE rate reporting system (or any successor) as determined by Bank by noon on the Effective Date of the LIBOR Interest Period. Each determination by Bank of the LIBOR Rate shall be conclusive in the absence of manifest error.

     Borrower's right to accrue interest at the LIBOR Rate shall be terminated automatically if Bank, by telephonic notice, shall notify Borrower that LIBOR deposits with a maturity equal to the LIBOR Interest Period and in an amount equal to the then current outstanding principal amount of the Note are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such Market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the LIBOR Interest Period.

     In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to which the LIBOR Rate is in effect, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for the Bank to find or maintain its funding in Eurodollars of any portion of the Note subject to the LIBOR Rate or otherwise to give effect to Bank's obligations as contemplated hereby, (i) Bank may, by written notice to Borrower, declare Bank's obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and interest shall from and after such date be calculated based on the Prime Rate.

     On September 30, 2000, all outstanding principal and all accrued and unpaid interest will be due and payable.

     The principal amount of each loan made by Bank under this Note and the amount of each prepayment made by Borrower under this Note will be recorded by Bank in the regularly maintained data processing records of Bank. The aggregate unpaid principal amount of all loans set forth in such records will be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry will not limit or otherwise affect Borrower's obligations under this Note or the Agreement.

     All payments received by Agent under this Note will be applied first to payment of amounts advanced by Bank on behalf of Borrower or which may be due for insurance, taxes and attorneys' fees or other charges to be paid by Borrower pursuant to the Agreement and the Loan Documents (as defined in the Agreement), then to accrued interest on this Note, then to principal which will be repaid in the inverse order of maturity.

     This Note is one of the Revolving Notes referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. Capitalized terms used but not otherwise defined herein will have the meanings attributed thereto in the Agreement. The maturity of this Note is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Agent is open for business (a "Business Day"), the maturity thereof will be extended to the next Business Day, and interest will be payable at the rate specified herein during such extension period.

     After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will bear interest at the Default Rate, in Bank's sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

     In no event will the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction will, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess will be deemed received on account of, and will automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest, and the provisions hereof will be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank will refund to Borrower such excess.

     Borrower and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

     This Note may not be changed orally, but only by an instrument in writing.

     This Note is being delivered in, is intended to be performed in, will be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the State and Federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings will have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of the Agreement. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

                                            GLOBE BUSINESS RESOURCES, INC.

                                            By:
                                               ---------------------------------

                                            Its:
                                               ---------------------------------

                                  SCHEDULE 5.3

                                   LITIGATION

                                  SCHEDULE 5.6

                                    LICENSES

                                  SCHEDULE 5.7

                                 LAWS AND TAXES

                                  SCHEDULE 5.9

                                      TITLE

                                  SCHEDULE 5.12

                          SUBSIDIARIES AND PARTNERSHIPS

                                  SCHEDULE 5.13

                                      ERISA

                                 SCHEDULE 7.5(c)

                                      DEBT

                                  SCHEDULE 1(3)

                                   COMPETITORS

                                 EXHIBIT 9.1(B)

                         GLOBE BUSINESS RESOURCES, INC.

                             CERTIFICATE OF BORROWER

                            RE: $30,000,000 FINANCING

                                 EXHIBIT 9.1(C)

                         OPINION OF COUNSEL FOR BORROWER